Exhibit 15
October 27, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:

We are aware that our report dated October 27, 2017 on our review of interim financial information of United Technologies Corporation (the "Corporation") for the three-month and nine-month periods ended September 30, 2017 and 2016 and included in the Corporation's quarterly report on Form 10-Q for the quarter ended September 30, 2017 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-211035) and in its Registration Statements on Form S-8 (Nos. 333-207193, 333-197704, 333-183123, 333-177517, 333-175781, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718 and 033-51385).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut